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Exhibit 11

                              DATAWORKS CORPORATION
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                          THREE MONTHS ENDED              NINE MONTHS ENDED
                                                              SEPTEMBER 30,                 SEPTEMBER 30,
                                                       ------------------------        ---------------------
                                                         1996             1995           1996          1995
                                                       ---------        -------        -------       -------
Primary:
Average shares outstanding                                 7,780          4,360          7,674         4,285
Net effect of dilutive stock  options - based on
the treasury stock method using average market price          --          1,099            505         1,099
                                                       ---------        -------        -------       -------
Totals                                                     7,780          5,459          8,179         5,384
                                                       =========        =======        =======       =======

Income (loss) before extraordinary item                $    (684)       $ 1,123        $ 1,479       $ 1,690
Extraordinary item                                            --           (627)            --          (627)
                                                       ---------        -------        -------       -------
Net income (loss)                                      $    (684)       $   496        $ 1,479       $ 1,063
                                                       =========        =======        =======       =======

Per share information:
   Income (loss) before extraordinary item             $    (.09)       $   .20        $   .18       $   .31
   Extraordinary item                                         --           (.11)            --          (.11)
                                                       ---------        -------        -------       -------
   Net income (loss)                                   $    (.09)       $   .09        $   .18       $   .20
                                                       =========        =======        =======       =======


Fully dilutive effect of stock options on per share amounts for the three and nine month periods ended September 30, 1996 and 1995, has not been presented since any reduction of less than 3% in the aggregate need not be considered as dilution.


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